Exhibit 99.1

FOR IMMEDIATE RELEASE

Lear Contacts:
Mel Stephens
(248) 447-1624

Ed Lowenfeld
(248) 447- 4380

Lear Corporation Appoints Richard H. Bott to Board of Directors

SOUTHFIELD, Michigan, September 26, 2013—Lear Corporation [NYSE: LEA], a leading global supplier of automotive seating and electrical distribution systems, today announced that Richard H. Bott has been appointed to Lear’s Board of Directors, effective immediately.

Mr. Bott worked in investment banking for more than 35 years at Morgan Stanley and Credit Suisse First Boston (now Credit Suisse), where he provided financial structuring and strategic advice to numerous large American and international corporations, with a focus on industrial, automotive and transportation companies. At the end of 2007, Mr. Bott retired as Vice Chairman, Institutional Securities, of Morgan Stanley, a position he had held since 2003. Mr. Bott currently serves on the Board of Directors of Genesee & Wyoming Inc. [NYSE: GWR].

“Following a comprehensive search process, we are extremely pleased to welcome Dick to Lear’s Board of Directors,” said Henry D.G. Wallace, Lear’s non-executive chairman. “We sincerely appreciate the active involvement and support of Mick McGuire from Marcato Capital Management LLC, who participated with us in this process.”

While at Credit Suisse First Boston, Mr. Bott worked in a variety of investment banking positions including being a founding member of the Project Finance Group, Chairman of the Investment Banking Committee, Head of Global Industry Groups and Co-Head of Investment Banking. He also led the firm’s Chrysler team in the recapitalization of the company in the early 1990s and in the merger of Chrysler with Daimler-Benz in 1998. Wallace added, “Dick’s extensive investment banking experience and deep knowledge of the capital markets adds a valuable perspective to our Board.”

Mr. Bott holds a BA from Princeton University in Economics and an MBA from Columbia Business School.

Lear Corporation is one of the world’s leading suppliers of automotive seating and electrical distribution systems. The Company’s world-class products are designed, engineered and manufactured by a diverse team of approximately 113,000 employees located in 36 countries. Lear’s headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available at lear.com.

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